UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 29, 2018

Allena Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-38268	45-2729920
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Newton Executive Park, Suite 202 Newton, Massachusetts	02462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 467-4577

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On June 29, 2018, Allena Pharmaceuticals, Inc. (the “Company” or “we”) entered into a loan and security agreement with Pacific Western Bank (the “PWB Loan Agreement”). The PWB Loan Agreement provides up to $12.0 million principal in term loans, $10.0 million of which was funded at the time we entered into the agreement (the “Funding Date”), of which the Company utilized approximately $8.5 million to repay the outstanding indebtedness under its existing loan and security agreement with Silicon Valley Bank. The borrowings under the PWB Loan Agreement have an interest rate equal to the greater of 5.0% or the prime rate then in effect.

The repayment schedule provides for interest only payments for eighteen months, beginning in July 2018, pursuant to the terms of the PWB Loan Agreement. The PWB Loan Agreement provides for extension of the aforementioned eighteen month period to twenty four months following receipt by the Company of at least $50 million in gross proceeds from the sale of its equity securities or an upfront payment from a strategic partnership by December 31, 2019. Following the interest only period, the loan repayment schedule provides for 30 or 24 equal monthly payments of principal plus interest, as the case may be. We have the option to prepay the outstanding balance of the term loan in full, subject to a prepayment fee of 0% to 2% depending upon when the prepayment occurs. In addition, in the event the Company closes one or more financings pursuant to which the Company receives aggregate gross proceeds in the amount of at least $25.0 million, the PWB Loan Agreement requires the Company to pay to Pacific Western Bank a one-time fee equal to (a) $200,000, if such fee is paid on or before June 30, 2019 and (b) $300,000, if such fee is paid after June 30, 2019. This obligation survives the termination of the PWB Loan Agreement. The term loan facility matures on June 29, 2022. We did not issue any warrants in connection with entering into the PWB Loan Agreement.

The borrowings under the PWB Loan Agreement are secured by a lien on all of our assets except intellectual property. The PWB Loan Agreement contains customary representations, warranties and covenants by us, including negative covenants restricting our activities, such as disposing of our business or certain assets, incurring additional debt or liens or making payments on other debt, making certain investments and declaring dividends, acquiring or merging with another entity, engaging in transactions with affiliates or encumbering intellectual property, among others. The obligations under the PWB Loan Agreement are subject to acceleration upon occurrence of specified events of default, including a material adverse change in our business, operations or financial or other condition.

The PWB Loan Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the above description of the PWB Loan Agreement is qualified in its entirety by reference to such exhibit.

Item 1.02.	Termination of a Material Definitive Agreement.

On the Funding Date, the Company utilized approximately $8.5 million of the term loan pursuant to the PWB Loan Agreement to pay off all obligations owing under, and to terminate, as of the Funding Date, the Loan and Security Agreement between the Company and Silicon Valley Bank, dated August 18, 2014, as amended (the “Prior Loan Agreement”). The Prior Loan Agreement had permitted the Company to borrow up to an aggregate principal amount of $10.0 million. The Prior Loan Agreement was secured by all of the Company’s assets other than its intellectual property. In connection with the Prior Loan Agreement, the Company granted warrants to Silicon Valley Bank to purchase up to 43,265 shares of the Company’s common stock at various exercise prices, of which warrants to purchase up to 9,040 shares of the Company’s common stock remained outstanding at December 31, 2017.

Item 2.03.	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the PWB Loan Agreement set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement by and between Allena Pharmaceuticals, Inc. and Pacific Western Bank, dated June 29, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allena Pharmaceuticals, Inc.

Date: July 6, 2018	By:	/s/ Edward Wholihan
Edward Wholihan Chief Financial Officer